Exhibit 99.1

David Benson joins Opendoor Board of Directors
SAN FRANCISCO, SEPTEMBER 12, 2024 – Opendoor Technologies Inc. (“Opendoor”) (Nasdaq: OPEN), a leading e-commerce platform for residential real estate transactions, today announced that David Benson, former President of Fannie Mae, has been appointed to its Board of Directors (“Board”), effective immediately. Mr. Benson will also serve on the Audit Committee of the Board.
“I am thrilled to welcome David to our Board. He is a deeply respected executive who brings to our team three decades of leadership in the single-family residential real estate space, along with deep understanding of the capital markets and regulatory landscape,” said Carrie Wheeler, Opendoor CEO and Board Director. “I know that we will benefit from his industry insights and operating expertise as we continue building the largest, most trusted e-commerce platform for residential real estate transactions.”
“I am pleased to join the Board of Opendoor,” said Mr. Benson. “Opendoor has an impressive track record of bringing innovative and customer-centric solutions to residential real estate. I am eager to collaborate with the Board and management team to build further on Opendoor’s progress in bringing certainty and efficiency to the home buying and selling process.”
Mr. Benson most recently served as President of Fannie Mae, the largest provider of mortgage credit in the United States with over $4 trillion assets, from August 2018 until his retirement in May 2024. As President, Mr. Benson oversaw each of Fannie Mae’s business units, single-family residential and multifamily, as well as several corporate functions, including Finance, IT, Operations, Strategy, Human Resources and Communications. During his time at Fannie Mae, Mr. Benson played a critical leadership role in modernizing the company’s business model and leading it to record levels of profitability. In addition, Mr. Benson pioneered the formation of Common Securitization Solutions, a cloud-native platform that enables the $7 trillion mortgage-backed securities market to achieve enhanced levels of liquidity and standardization. Mr. Benson joined Fannie Mae in 2002, and prior to his role as President served in a range of leadership roles, including as Executive Vice President and Chief Financial Officer, Executive Vice President—Capital Markets, Securitization & Corporate Strategy, and as Treasurer. Mr. Benson also served as Interim Chief Executive Officer and a member of the board of directors during part of 2022, as Interim Chief Financial Officer during part of 2021, and as the interim head of Fannie Mae’s Single-Family business earlier in 2021. Prior to joining Fannie Mae, Mr. Benson was Managing Director in the fixed income division of Merrill Lynch & Co., Inc., where, from 1988 through 2002, he served in several capacities in the areas of risk management, trading, debt syndication and e-commerce.

About Opendoor
Opendoor is a leading e-commerce platform for residential real estate transactions whose mission is to power life’s progress, one move at a time. Since 2014, Opendoor has provided people across the U.S. with a simple and certain way to sell and buy a home. Opendoor is a team of problem solvers, innovators and operators who are leading the future of real estate. Opendoor currently operates in markets nationwide.
For more information, please visit www.opendoor.com.
Contacts
Investors:
investors@opendoor.com
Media:
press@opendoor.com